UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2017

SANGAMO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 28, 2017, Sangamo Therapeutics, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2016. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, the Company announced that the Board of Directors of the Company has appointed Ms. Kathy Yi as the Company’s Senior Vice President and Chief Financial Officer, effective as of the day immediately following the date on which the Company files its Form 10-K for the year ended December 31, 2016, which is expected to be February 28, 2017 (the “Effective Date”). Also, Mr. H. Ward Wolff will retire from his position as Executive Vice President and Chief Financial Officer of the Company effective as of the Effective Date.

Kathy Yi, age 45, has over 15 years of experience in corporate finance, including financial analysis in support of M&A, licensing and other business development activities. Prior to joining the Company, Ms. Yi served as Head of Finance for Global Inhalation Technical Research & Development at Novartis Pharmaceutical Corporation since 2014. From 2007 to 2014, Ms. Yi held various financial management positions of increasing seniority at Life Technologies Corporation, a NASDAQ-listed life science company that was acquired by Thermo Fisher Scientific in 2014, including Finance Leader, Corporate FP&A from 2012 to 2014, Director of Finance, M&A/Corporate Development from 2010 to 2012, and Director of Finance, Global Manufacturing Operations from 2007 to 2010. From 2001 to 2007, Ms. Yi held increasing roles of responsibilities in Corporate Finance at Intel Corporation, including Senior Finance Manager from 2004 to 2007. Ms. Yi began her career as a process engineer for Bechtel Corporation. Ms. Yi received a B.S. in Chemical Engineering at the University of California at Berkeley and an M.B.A. from Columbia University.

In connection with Ms. Yi’s appointment as the Senior Vice President and Chief Financial Officer, the Company and Ms. Yi entered into an Employment Agreement, dated February 1, 2017 (the “Yi Employment Agreement”). Pursuant to the terms of the Yi Employment Agreement, Ms. Yi’s annual base salary is $350,000, subject to adjustment by the Board from time to time. She is eligible to receive an annual performance bonus (“Annual Bonus”) up to thirty-five percent (35%) of her base salary based upon the achievement of specific performance criteria to be determined by the Compensation Committee of the Board. Additionally, Ms. Yi will be granted a stock option to purchase 200,000 shares of the Company’s common stock on February 28, 2017 at an exercise price equal to the closing price on such date. Twenty-five percent (25%) of the shares subject to such option will vest after the completion of one (1) year of service measured from February 27, 2017, and the remainder will vest in thirty-six (36) equal monthly installments upon the completion of each month of service thereafter, provided that Ms. Yi remains employed by, or in the service of, the Company through the applicable vesting date.

Additionally, if the Company terminates Ms. Yi’s employment without cause or Ms. Yi terminates her employment for good reason in either case within twelve (12) months following a change in control and Ms. Yi executes a general release of all claims in favor of the Company, Ms. Yi will receive a severance payment equal to six (6) months of her annual base salary in effect on her termination date plus her Annual Bonus for the year. If the Company terminates Ms. Yi’s employment without cause or Ms. Yi terminates her employment for good reason in the absence of a change in control or more than twelve (12) months after a change of control and Ms. Yi executes a general release of all claims in favor of the Company, Ms. Yi will receive a severance payment equal to six (6) months of her annual base salary in effect on her termination date.

Furthermore, in the event of the termination of Ms. Yi’s employment by the Company without cause or by Ms. Yi for good reason, in either case, within twelve (12) months of a change in control of the Company, Ms. Yi’ options will vest on an accelerated basis as follows: (i) in the event of a change in control within two (2) years following February 27, 2017, Ms. Yi shall vest with respect to fifty percent (50%) of the unvested shares and (ii) in the event of change in control more than two (2) years following February 27, 2017, Ms. Yi shall vest with respect to one hundred percent (100%) of the unvested shares.

The foregoing description of the Yi Employment Agreement is only a summary and it is qualified in its entirety by the Yi Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

On February 27, 2017, the Company issued a press release announcing the appointment of Ms. Yi as described above, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Amendment to Employment Agreement with Wolff

In connection with his resignation, Mr. Wolff entered into an amendment to his Amended and Restated Employment Agreement (the “Amendment”) with the Company, pursuant to which Mr. Wolff and the Company agreed that in connection with Mr. Wolff’s retirement the post-termination exercise periods of Mr. Wolff’s outstanding stock options are extended, such that each such stock option shall remain exercisable for a period of two (2) years following Mr. Wolff’s termination of employment, or until the end of the term of the stock option, if earlier, and the Company will reimburse Mr. Wolff for the twelve (12) months of COBRA expenses.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated February 28, 2017 (earnings release)

99.2	Press Release dated February 27, 2017 (CFO Appointment)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

By:	/s/ Alexander (Sandy) Macrae
Name: Alexander (Sandy) Macrae
Title: Chief Executive Officer

Dated: February 28, 2017